      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AUGUST 31, 1998

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                             FIRSTMERIT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       OHIO                                             34-1339938
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

              III CASCADE PLAZA, AKRON, OHIO 44308 (330) 996-6300
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                TERRY E. PATTON
                      SENIOR VICE PRESIDENT AND SECRETARY
                             FIRSTMERIT CORPORATION
              III CASCADE PLAZA, AKRON, OHIO 44308 (330) 996-6300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:

                  KEVIN C. O'NEIL                                      JOHN C. VORYS
                  J. BRET TREIER                            Vorys, Sater, Seymour and Pease LLP
             Brouse & McDowell, L.P.A.                              52 East Gay Street
             500 First National Tower                                  P.O. Box 1008
                 Akron, Ohio 44308                               Columbus, Ohio 43216-1008
                  (330) 535-5711                                      (614) 464-6400

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                               ------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF SECURITIES TO          AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING         AMOUNT OF
        BE REGISTERED               REGISTERED              SHARE(1)               PRICE(1)           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock,
without par value(2).........  1,380,000 shares(3)       $23.875               $32,947,500              $9,720
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee based upon the average of the high and low prices of the common stock, without par value, of the Registrant as reported on The Nasdaq Stock Market on August 25, 1998, in accordance with Rule 457(c) of the General Rules and Regulations under the Securities Act of 1933, as amended.

(2) Includes associated rights under the FirstMerit Shareholder Rights Agreement (the "Rights"). Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing the FirstMerit Common Stock, and trade with the FirstMerit Common Stock.

(3) Includes 180,000 shares which are being registered in connection with an over-allotment option granted to the Underwriters.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                              Filed Pursuant To Rule 424(b)(1)


                                                 Registration No. 333-


                  SUBJECT TO COMPLETION, DATED AUGUST 31, 1998


PROSPECTUS

                                      LOGO
                               [FIRSTMERIT LOGO]


                                1,200,000 SHARES
                                  COMMON STOCK

                               ------------------

     This Prospectus relates to the offer and sale (the "Offering") by FirstMerit Corporation, an Ohio corporation ("FirstMerit"), of 1,200,000 shares of its common stock, without par value (the "Common Stock").



     The outstanding shares of Common Stock are, and the shares of FirstMerit Common Stock offered hereby will be, quoted on The Nasdaq Stock Market ("Nasdaq") under FirstMerit's symbol, "FMER." The closing sales price of FirstMerit Common Stock reported on Nasdaq on August 26, 1998 was $23.625 per share. See "Market Price and Dividend Information."

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

  THE SECURITIES OF FIRSTMERIT OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF FIRSTMERIT AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                             UNDERWRITING
                                     PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                      PUBLIC                COMMISSIONS(1)            FIRSTMERIT(2)
---------------------------------------------------------------------------------------------------------
Per Share..................             $                         $                         $
---------------------------------------------------------------------------------------------------------
Total(3)...................             $                         $                         $
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------



(1) For information regarding indemnification of the Underwriters, see "UNDERWRITING."



(2) Before deducting expenses estimated at $               payable by
    FirstMerit.



(3) FirstMerit has granted the Underwriters a 30-day option to purchase up to 180,000 additional shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is exercised in full, the
    total Price to Public will be $               , the total Underwriting
    Discounts and Commissions will be $               and the total Proceeds to
    FirstMerit will be $               . See "UNDERWRITING."

                               ------------------


     The Common Stock is being offered by the Underwriters as set forth under "UNDERWRITING" herein. It is expected that the shares will be ready for delivery through the facilities of The Depository Trust Company in New York, New York, on
or about September   , 1998 against payment therefor in immediately available
funds.


MCDONALD & COMPANY                                 KEEFE, BRUYETTE & WOODS, INC.

        SECURITIES, INC.

                               September   , 1998

                                    [LOGO]
                              FIRSTMERIT Markets*

 *Pro forma basis assuming closing of Security First and Signal mergers

          Graphic contains map showing relevant geographic market area

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

     FirstMerit is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). FirstMerit has filed with the Commission a Registration Statement on Form S-3, including all amendments and exhibits thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information. Statements contained herein concerning such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     The Registration Statement and the exhibits thereto, as well as the reports, proxy statements and other information filed with the Commission by FirstMerit under the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet worldwide web site that contains reports, proxy and information statements and other information regarding issuers, such as FirstMerit, which file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning FirstMerit may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates certain documents of FirstMerit by reference which are not presented herein or delivered herewith. These documents (without exhibits, unless such exhibits are specifically incorporated by reference into this Prospectus) are available without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request. Requests for such documents should be directed to Terry E. Patton, Secretary, FirstMerit Corporation, III Cascade Plaza, Akron, Ohio 44308 (telephone number (330) 996-6300).

     FirstMerit will send the requested documents by first-class mail within one business day of the receipt of the request. In order to ensure timely delivery
of the documents, any request should be made by September   , 1998. Persons
requesting copies of exhibits to such documents that are not specifically incorporated by reference in such documents will be charged the costs of reproduction and mailing of such exhibits.

     The following documents filed with the Commission under the Exchange Act by FirstMerit are hereby incorporated by reference into this Prospectus: (a) FirstMerit's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on February 24, 1998, as amended by Form 10-K/A filed with the Commission on April 30, 1998; (b) the portions of FirstMerit's Proxy Statement for the Annual Meeting of Shareholders held April 8, 1998 that have been incorporated by reference in the FirstMerit Annual Report on Form 10-K for the year ended December 31, 1997; (c) FirstMerit's Quarterly Reports on Form 10-Q for the period ended March 31, 1998 filed with the Commission on May 14, 1998, and for the period ended June 30, 1998 filed with the Commission on August 14, 1998, as amended by Form 10-Q/A filed with the Commission on August 26, 1998; (d) FirstMerit's Current Reports on Form 8-K filed with the Commission on April 9, 1998, May 22, 1998, June 22, 1998 and August 31, 1998; (e) FirstMerit's Registration Statement on Form S-4 filed with the Commission on June 22, 1998; and (f) the description of the Common Stock contained in (i) FirstMerit's Registration Statement on Form S-14 (No. 2-73592), filed with the Commission on August 5, 1981 and incorporated by reference in FirstMerit's Current Report on Form 8-K, filed with the Commission on January 15, 1982, in lieu of Form 8-B, to report FirstMerit's status as a successor issuer pursuant to Rule 12g-3(a) (file no. 0-10161), (ii) amendments updating such description filed with the Commission on FirstMerit's Quarterly Report on Form 10-Q for the period ended June 30, 1984 and FirstMerit's Current Report on Form 8-K dated May 11, 1988, and (iii) the description of the rights issued pursuant to the FirstMerit Shareholders Rights Agreement, dated as of October 23, 1993, by and between FirstMerit and FirstMerit Bank, N.A., as rights agent, contained in FirstMerit's Registration Statement on Form 8-A with respect thereto dated November 1, 1993, as amended and restated and filed with the Commission on June 22, 1998 (and any further amendment or report filed for the purpose of updating the description).

     All documents filed by FirstMerit under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date of the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement, as so modified or superseded, shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The information relating to FirstMerit contained in this Prospectus should be read together with the information in the documents incorporated by reference.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus (including information included or incorporated by reference herein) contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act and 21E of the Exchange Act and is subject to the safe harbor created thereby. Such statements relate to the financial condition, results of operations, plans, objectives, future performance and business of FirstMerit. These forward-looking statements involve certain risks and uncertainties and may relate to future operating results of FirstMerit and the companies it is acquiring, as described herein under "BUSINESS OF FIRSTMERIT -- Recent Transactions." Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) expected cost savings from the acquisitions not being fully realized or realized within the expected time frame; (2) revenues following the acquisitions being lower than expected; (3) competitive pressure in the banking industry increasing significantly; (4) costs or difficulties related to the integration of the acquired businesses being greater than expected; (5) changes in the interest rate environment resulting in reduced margins; (6) general economic conditions, either nationally or regionally, being less favorable than expected, resulting in, among other things, a deterioration in credit quality; (7) legislation or regulatory requirements or changes adversely affecting the businesses in which FirstMerit is engaged; (8) changes in business conditions and inflation; and (9) changes in the securities markets. The forward-looking earnings estimates included in this Prospectus have not been examined or compiled by the independent public accountants of FirstMerit nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus and the documents incorporated herein by reference. This summary is not intended to be a summary of all information relating to the Offering and should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained elsewhere in this Prospectus, including the documents incorporated by reference in this Prospectus.

                                   FIRSTMERIT



     FirstMerit is a bank holding company organized in 1981 under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). FirstMerit's principal subsidiaries include FirstMerit Bank, N.A. ("FirstMerit Bank"), FirstMerit Credit Life Insurance Company and FirstMerit Community Development Corporation. Although FirstMerit is primarily a banking organization, its direct and indirect nonbanking subsidiaries also provide securities brokerage services, corporate and personal trust services, equipment lease financing, insurance and other financial services.



     FirstMerit Bank serves a 14 county area in northeastern and central Ohio. As part of its community banking philosophy, FirstMerit Bank has divided its markets into eight geographic areas each headed by its own President and local community board. This strategy allows FirstMerit to deliver a broad line of financial products and services with a community orientation and a high level of personal service. With a network of 158 full service banking offices and 194 automated teller machines, FirstMerit Bank serves over 400,000 households and businesses in the 14th largest consolidated MSA in the country (which combines the primary MSAs for Cleveland, Lorain/Elyria, and Akron, Ohio). FirstMerit Bank has the leading market share in Summit, Medina, Stark and Lorain counties in Ohio. Following the consummation of its two pending acquisitions of Security First Corp., Mayfield Heights, Ohio ("Security First"), and Signal Corp, Wooster, Ohio ("Signal"), FirstMerit Bank will also have the leading market share in Wayne County, Ohio and will have one of the three highest market share positions in 11 of the 21 counties in which it operates. See "BUSINESS OF FIRSTMERIT -- Recent Transactions."



     For the year ended December 31, 1997 and the six months ended June 30, 1998, FirstMerit had a return on average assets of 1.64% and 1.69%, respectively, a return on average equity of 16.62% and 16.90%, respectively, and an efficiency ratio of 55.60% and 57.15%, respectively. As of June 30, 1998, FirstMerit had total assets of $6.2 billion, total deposits of $4.9 billion and total shareholders' equity of $646.0 million. On a pro forma basis giving effect to the acquisitions of Security First and Signal, FirstMerit would have had total assets of $8.8 billion, total deposits of $6.7 billion and total shareholders' equity of $854.1 million as of June 30, 1998. See "BUSINESS OF FIRSTMERIT--Overview."



                                  THE OFFERING



Common Stock offered by FirstMerit......     1,200,000 shares(1)



Common Stock to be outstanding
immediately after the Offering..........     69,522,670 shares(2)


Nasdaq symbol...........................     FMER


Use of Proceeds.........................     FirstMerit intends to use the net
                                              proceeds from the Offering for
                                              general corporate purposes. The
                                              Offering will also allow the
                                              acquisition of Security First to
                                              be treated as a pooling-of-
                                              interests for accounting purposes.

---------------

(1) Does not include up to 180,000 shares of Common Stock which may be sold by FirstMerit upon exercise of the Underwriters' over-allotment option.



(2) Based on shares of Common Stock outstanding as of August 25, 1998. Excludes
    (i) 1.7 million treasury shares; (ii) 3.8 million shares of Common Stock reserved for issuance under FirstMerit's employee stock plans; (iii) approximately 7.8 million shares of Common Stock expected to be issued in FirstMerit's pending acquisition of Security First as described under "BUSINESS OF FIRSTMERIT--Recent Transactions;" and (iv) approximately 17.9 million shares of Common Stock expected to be issued in FirstMerit's pending acquisition of Signal as described under "BUSINESS OF FIRSTMERIT--Recent Transactions."

                              RECENT TRANSACTIONS

     FirstMerit's strategy for growth includes strengthening market share in its existing markets, expanding into complementary markets and broadening its product offerings. Consistent with this strategy, FirstMerit recently concluded the acquisition of CoBancorp Inc. ("CoBancorp"), the parent of PremierBank & Trust and Jefferson Savings Bank, on May 22, 1998. In addition, FirstMerit entered into an agreement to acquire Security First, the parent of Security Federal Savings and Loan Association of Cleveland and First Federal Savings Bank of Kent, on April 5, 1998, and entered into an agreement to acquire Signal, the parent of Signal Bank, N.A., Summit Bank, N.A., First Federal Savings Bank of New Castle, Pennsylvania, and Mobile Consultants, Inc., on August 10, 1998. FirstMerit intends to consummate the Security First and Signal transactions in the last quarter of 1998 and the first quarter of 1999, respectively. FirstMerit believes that these acquisitions will further strengthen its competitive position in the northeastern and central Ohio markets and will broaden the financial services it can offer to its customers. See "BUSINESS OF FIRSTMERIT -- Recent Transactions."

     Consummation of the Offering is not subject to the consummation of any pending acquisition.

                             BUSINESS OF FIRSTMERIT
OVERVIEW

     FirstMerit is a bank holding company organized in 1981 under the laws of the State of Ohio and registered under the BHCA. FirstMerit employed approximately 2,900 full- and part-time employees as of June 30, 1998. FirstMerit's principal business consists of owning and supervising its affiliates. Although FirstMerit directs the overall policies of its affiliates, including lending practices and financial resources, most day-to-day affairs are managed by their respective officers.

     At June 30, 1998, FirstMerit Bank operated a network of 158 full service banking offices and 194 automated teller machines. Its offices span a total of 14 counties in Ohio, including Ashtabula, Cuyahoga, Delaware, Erie, Franklin, Geauga, Lake, Lorain, Madison, Medina, Portage, Stark, Summit and Wayne Counties. This market area has over 400,000 households and businesses and is the 14th largest consolidated MSA in the country (which combines the primary MSAs for Cleveland, Lorain/Elyria and Akron, Ohio). FirstMerit Bank has the leading market share in Summit, Medina, Stark and Lorain counties in Ohio. Following the consummation of the two pending acquisitions of Security First and Signal, FirstMerit Bank will also have the leading market share in Wayne County, Ohio, and will have one of the three highest market share positions in 11 of the 21 counties in which it operates.

     For the year ended December 31, 1997 and the six months ended June 30, 1998, FirstMerit had a return on average assets of 1.64% and 1.69%, respectively, a return on average equity of 16.62% and 16.90%, respectively, and an efficiency ratio of 55.60% and 57.15%, respectively. As of June 30, 1998, FirstMerit had total assets of $6.2 billion, total deposits of $4.9 billion and total stockholders' equity of $646.0 million. On a pro forma basis giving effect to the acquisitions of Security First and Signal, FirstMerit as of June 30, 1998 would have had total assets of $8.8 billion, total deposits of $6.7 billion and total shareholders' equity of $854.1 million.

     The principal executive offices of FirstMerit are located at III Cascade Plaza, Akron, Ohio 44308, and its telephone number is (330) 996-6300.

SUBSIDIARIES AND OPERATIONS

     Through its affiliates, FirstMerit operates primarily as a regional banking organization, providing a wide range of banking, fiduciary, financial, insurance and investment services to corporate, institutional and individual customers throughout northeastern and central Ohio. FirstMerit's largest subsidiary is FirstMerit Bank into which FirstMerit has merged all of its subsidiary banks.

     FirstMerit Bank engages in commercial and consumer banking in its respective geographic markets. Commercial and consumer banking generally consists of the acceptance of a variety of demand, savings and time deposits and the granting of commercial and consumer loans for the financing of both real and personal property. As part of its community banking philosophy, FirstMerit Bank has divided its markets into eight geographic areas which are designated as follows: FirstMerit Bank/Akron, FirstMerit Bank/Citizens (Canton), FirstMerit Bank/Cleveland, FirstMerit Bank/Columbus, FirstMerit Bank/Elyria, FirstMerit Bank/Old Phoenix (Medina), FirstMerit Bank/Wooster and FirstMerit Bank/Peoples (Mentor). Each of these regional operations is headed by a president and local community board. This strategy allows FirstMerit Bank to deliver a broad line of financial products and services with a community orientation and a high level of personal service. FirstMerit can therefore offer a wide range of specialized services tailored to specific markets in addition to the full range of customary banking products and services. These services include personal and corporate trust services, personal financial services, cash management services and international banking services.

     Other services provided by FirstMerit Bank or its affiliates include automated banking programs, credit cards, rental of safe deposit boxes, letters of credit, leasing, discount brokerage and credit life insurance. FirstMerit Bank also operates a trust department, which offers estate and trust services. The majority of its customers is comprised of consumers and small and medium size businesses. FirstMerit Bank is not engaged in lending outside the continental United States and is not dependent upon any one significant customer or specific industry.

     FirstMerit's non-banking direct and indirect subsidiaries provide insurance sales services, credit life, credit accident and health insurance, securities brokerage services, equipment lease financing and other financial services. FirstMerit's direct subsidiaries other than FirstMerit Bank include FirstMerit Credit Life Insurance

Company, FirstMerit Community Development Corporation, Citizens Investment Corporation and Citizens Savings Corporation of Stark County. FirstMerit Credit Life Insurance Company was formed in 1985 to underwrite credit life and credit accident and health insurance in connection with the extension of credit to its customers. FirstMerit Community Development Corporation was organized in 1994 to further FirstMerit's efforts in identifying the credit needs of its lending communities and meeting the requirements of the Community Reinvestment Act ("CRA"). Congress enacted CRA to ensure that financial institutions meet the deposit and credit needs of their communities. Through a community development corporation, financial institutions can fulfill these requirements by nontraditional activities such as acquiring, rehabilitating or investing in real estate in low to moderate income neighborhoods, and promoting the development of small business.

     FirstMerit Bank is the parent corporation of several wholly-owned Ohio corporations. In 1995, FirstMerit Mortgage Corporation ("FirstMerit Mortgage"), which is located in Canton, Ohio, was organized and capitalized. FirstMerit Mortgage originates residential mortgage loans and provides mortgage loan servicing for itself and FirstMerit Bank. In 1993, FirstMerit Leasing Company ("FirstMerit Leasing") and FirstMerit Securities, Inc. ("FirstMerit Securities") were organized. FirstMerit Leasing provides equipment lease financing and related services, while FirstMerit Securities offers discount brokerage services to customers of FirstMerit Bank and other FirstMerit subsidiaries.

     FirstMerit Bank is also the parent corporation of Abell & Associates, Inc., a nationally-known life insurance and financial consulting firm acquired in May 1997, and FirstMerit Insurance Agency, Inc. Abell & Associates assists in the design and funding of estate plans, corporate succession plans and executive compensation plans. The firm also does consulting work for law and accounting firms, as well as individual corporations, designing funding for corporate liability issues. FirstMerit Insurance Agency, Inc. became a subsidiary of FirstMerit Bank when FirstMerit acquired Great Northern Financial Corporation in 1994. FirstMerit Insurance Agency, Inc.'s license to sell life insurance products and annuities was reactivated in 1997.

     Although FirstMerit is a corporate entity legally separate and distinct from its affiliates, bank holding companies such as FirstMerit, which are subject to the BHCA, are expected to act as a source of financial strength for their subsidiary banks. The principal source of FirstMerit's income is dividends from its subsidiaries. There are certain regulatory restrictions on the extent to which financial institution subsidiaries can pay dividends or otherwise supply funds to FirstMerit.

RECENT TRANSACTIONS

     FirstMerit engages in discussions concerning possible acquisitions of other financial institutions and financial services companies on a regular basis. FirstMerit also periodically acquires branches and deposits in its principal markets. FirstMerit's strategy for growth includes strengthening market share in its existing markets, expanding into complementary markets and broadening its product offerings. Consistent with this strategy, FirstMerit has announced three strategic transactions in the last ten months.

     CoBancorp Acquisition. FirstMerit completed the acquisition of CoBancorp, Elyria, Ohio, the parent of PremierBank & Trust and Jefferson Savings Bank, on May 22, 1998 (the "CoBancorp Merger"). FirstMerit had entered into an Agreement of Affiliation and Plan of Merger with CoBancorp on November 2, 1997. Under the terms of the CoBancorp Merger, CoBancorp shareholders had a right to elect to exchange their common stock for either Common Stock of FirstMerit, cash, or a combination of Common Stock and cash, provided that no less than 30% nor more than 49% of the total transaction value could be paid in cash. The CoBancorp Merger was structured as a tax-free exchange for CoBancorp shareholders who received FirstMerit Common Stock, and was accounted for as a purchase transaction. At the effective time of the CoBancorp Merger, based upon the average closing price of FirstMerit's Common Stock of $29.375 per share over a specified period, the value of the transaction on such date was approximately $174.1 million. In connection with the CoBancorp Merger, FirstMerit issued approximately 3.9 million shares of Common Stock, paid $50.0 million in cash (based upon the CoBancorp shareholder elections and allocations), and assumed merger-related liabilities of approximately $9.6 million. The transaction created goodwill of approximately $136.6 million that will be amortized primarily over 25 years.

     Security First Acquisition. On April 5, 1998, FirstMerit entered into an Agreement of Affiliation and Plan of Merger with Security First, the parent company of Security Federal Savings and Loan Association of Cleveland and First Federal Savings Bank of Kent. Pursuant to the merger agreement, Security First will merge with and into FirstMerit in a tax-free, stock-for-stock exchange, with FirstMerit as the surviving corporation (the "Security First Merger"). Under the terms of the merger agreement, all shares of Security First common stock issued and outstanding immediately prior to the effective time of the Security First Merger shall be converted into the right to receive 0.8855 of a share of FirstMerit Common Stock. Based on the closing price of the Common Stock on June 30, 1998 of $29.125 per share, the value of the transaction on such date was approximately $227.2 million, assuming the issuance of approximately 7.8 million shares of Common Stock for Security First shares, options and convertible debentures.

     The Security First Merger, which will be accounted for as a pooling-of-interests, is expected to close early in the fourth quarter of 1998. The merger agreement has been approved by the Boards of Directors of both companies. Consummation of the Security First Merger is subject to certain customary conditions. Security First has also granted FirstMerit an option to acquire up to 19.9% of Security First common stock under certain conditions.

     At the time FirstMerit announced the Security First Merger, FirstMerit also announced the termination of a previously initiated stock repurchase program. In order for the Security First Merger to be treated as a pooling-of-interests for accounting purposes, FirstMerit must reissue approximately 1.2 million shares of Common Stock (intended to be issued through the Offering), prior to the effective time of the Security First Merger.

     Signal Acquisition. On August 10, 1998, FirstMerit signed a definitive agreement to acquire Signal, a $1.9 billion holding company headquartered in Wooster, Ohio (the "Signal Merger"). Principal subsidiaries of Signal include Signal Bank, N.A., Summit Bank, N.A., First Federal Savings Bank of New Castle (Pennsylvania), and Mobile Consultants, Inc. The Signal Merger will allow FirstMerit to increase its market share in several key northern and central Ohio communities and will mark FirstMerit's entrance into western Pennsylvania.

     Under the terms of the agreement, each share of Signal common stock will be converted into the right to receive 1.32 shares of FirstMerit Common Stock, and each share of Signal preferred stock will be converted into an equivalent class of FirstMerit preferred stock. Based on the closing price of the Common Stock on August 10, 1998, of $28.19 per share, the transaction, which will be accounted for as a pooling-of-interests, is valued at $470.0 million. The acquisition has been approved by the Boards of Directors of both companies and is subject to approval by FirstMerit's and Signal's shareholders as well as regulatory authorities. Signal has granted FirstMerit an option to acquire up to 19.9% of Signal's common stock under certain conditions and certain shareholders of Signal have also agreed to vote for the proposed merger. The transaction is expected to close in the first quarter of 1999.

     Summary. On a pro forma basis, including Security First and Signal, FirstMerit would have had total assets, deposits and shareholders' equity of $8.8 billion, $6.7 billion and $854.1 million, respectively, as of June 30, 1998. Assuming the issuance of 7.8 million shares of Common Stock in connection with the Security First Merger, and 17.9 million shares of FirstMerit Common Stock in connection with the Signal Merger, and based upon the total outstanding shares of Common Stock as of June 30, 1998, FirstMerit would have had approximately 92.3 million shares outstanding and approximately 12,650 shareholders.

     The Offering will be consummated prior to the closing of the Security First and Signal mergers, and the closing of the Security First Merger is conditioned upon completion of the Offering which is necessary for that transaction to be treated as a pooling-of-interests for accounting purposes. There can be no assurance that the Security First and Signal mergers will be consummated as planned.

     FirstMerit believes that these acquisitions have and will further strengthen its competitive position in the northeastern and central Ohio markets and will broaden the financial services it can offer to its customers. FirstMerit believes it has significant experience in integrating acquired businesses. FirstMerit continues to explore acquisition opportunities that would meet its objectives.

                                USE OF PROCEEDS

     The net proceeds to FirstMerit from the sale of the shares of Common Stock
offered hereby are estimated to be $     million (after deducting estimated
expenses and underwriting discounts and commissions), and will be used by FirstMerit as working capital for general corporate purposes. The Offering will facilitate FirstMerit's ability to treat the acquisition of Security First as a pooling-of-interests for accounting purposes.

                     MARKET PRICE AND DIVIDEND INFORMATION

     The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock as reported on Nasdaq and cash dividends per share of Common Stock declared.

                                                                PRICE RANGE
                                                              ----------------    DIVIDENDS
                                                               HIGH      LOW      PER SHARE
                                                               ----      ---      ---------
Year Ended December 31, 1996
  1st Quarter...............................................  $16.25    $13.88     $0.135
  2nd Quarter...............................................   16.00     15.00      0.135
  3rd Quarter...............................................   16.00     14.13      0.135
  4th Quarter...............................................   18.00     15.63      0.145
Year Ended December 31, 1997
  1st Quarter...............................................   21.38     17.38      0.145
  2nd Quarter...............................................   25.25     19.25      0.145
  3rd Quarter...............................................   27.00     22.63      0.160
  4th Quarter...............................................   30.75     24.88      0.160
Year Ended December 31, 1998
  1st Quarter...............................................   34.38     25.88      0.160
  2nd Quarter...............................................   33.75     27.25      0.160
  3rd Quarter (through August 25, 1998).....................   30.88     23.44        N/A

     On August 25, 1998, there were approximately 7,695 holders of record of Common Stock. The closing sale price of the Common Stock as of August 25, 1998 was $23.78 per share.

                                 CAPITALIZATION

     The following table sets forth (a) the actual capitalization of FirstMerit as of June 30, 1998, (b) the adjusted pro forma capitalization to give effect to the pending acquisitions of Signal and Security First described under "BUSINESS OF FIRSTMERIT -- Recent Transactions," and (c) the adjusted pro forma capitalization to give effect to the sale of the shares of Common Stock offered hereby at an assumed net offering price of $22.41 per share (based on the closing price on Nasdaq on August 25, 1998), after deducting estimated underwriting discounts and commissions and offering expenses payable by FirstMerit and assuming no exercise of the Underwriters' overallotment option.

                                                                      JUNE 30, 1998
                                                     -----------------------------------------------
                                                                                         PRO FORMA
                                                                      PRO FORMA         AS ADJUSTED
                                                      ACTUAL     FOR ACQUISITIONS(1)    FOR OFFERING
                                                      ------     -------------------    ------------
                                                                 (DOLLARS IN THOUSANDS)
Total long-term debt...............................  $     --        $  354,139          $  354,139
Stockholders' equity:(1)(2)
  Preferred stock, without par value...............        --             9,917               9,917
  Common stock, without par value..................   110,197           120,458             120,458
  Capital surplus..................................    25,919           102,377             109,787
  Retained earnings................................   550,558           634,140             634,140
  Unrealized gains on securities available for
     sale..........................................     3,059             3,996               3,996
  Treasury stock...................................   (43,720)          (43,720)            (24,238)
                                                     --------        ----------          ----------
Total stockholders' equity.........................   646,013           827,168             854,060
                                                     --------        ----------          ----------
Total capitalization...............................  $646,013        $1,181,307          $1,208,199
                                                     ========        ==========          ==========
CAPITAL RATIOS:
Tier 1 capital to risk-weighted assets.............      9.68%             9.47%               9.82%
Total risk-based capital...........................     10.93%            11.32%              11.66%
Leverage capital ratio.............................      8.75%             8.14%               8.45%

---------------

(1) Assumes pooling-of-interests accounting for pending Security First and Signal mergers.

(2) Excludes 3.8 million shares of Common Stock reserved for issuance under FirstMerit's employee stock plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA



     The following tables present, for FirstMerit and Signal, selected consolidated financial data for the five year period ended December 31, 1997, and for Security First, selected consolidated financial data for the five year period ended March 31, 1998. Information presented for years ended 1997 and prior thereto for Security First is based on its fiscal years ended March 31, 1998, 1997, 1996, 1995 and 1994. Selected consolidated financial data for the six month periods ended June 30, 1998 and 1997 is also presented for FirstMerit, Security First and Signal. The selected consolidated financial data presented is unaudited, except for the following fiscal year end information: Statement of Income Data, Per Share Data and Balance Sheet Data.



     The information for FirstMerit has been derived from the consolidated financial statements of FirstMerit, including the unaudited consolidated financial statements of FirstMerit incorporated in this Prospectus by reference to FirstMerit's Quarterly Report on Form 10-Q for the period ended June 30, 1998, as amended by Form 10-Q/A filed on August 26, 1998, and the audited consolidated financial statements of FirstMerit incorporated in this Prospectus by reference to FirstMerit's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed on April 30, 1998, and should be read in conjunction therewith and with the notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."



     The information for Security First has been derived from the consolidated financial statements of Security First, including the unaudited financial statements for the three month period ended June 30, 1998, and the audited consolidated financial statements of Security First for the year ended March 31, 1998, and should be read in conjunction therewith and with the notes thereto. Information presented for the years ended 1997 and prior is based on Security First's fiscal years ended March 31, 1998, 1997, 1996, 1995 and 1994. Information presented for the six months ended June 30, 1998 and 1997 represents the results of Security First's fiscal fourth quarters ended March 31 added to results for Security First's fiscal first quarters ended June 30. That is, the six-month periods ended June 30, 1998 and 1997 represent results from January 1 to June 30.



     The information for Signal has been derived from the consolidated financial statements of Signal, including the incorporated audited consolidated restated financial statements of Signal for the year ended December 31, 1997 and the incorporated unaudited interim financial statements for the six month period ended June 30, 1998, and should be read in conjunction therewith and with the notes thereto.



     Historical results are not necessarily indicative of results to be expected for any future period. With respect to FirstMerit, results for the six month period ended June 30, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "BUSINESS OF FIRSTMERIT -- Recent Transactions" for information concerning FirstMerit's pending acquisitions of Security First and Signal.

                             FIRSTMERIT CORPORATION

                                            SIX MONTHS ENDED
                                                JUNE 30,
                                               (UNAUDITED)                            YEARS ENDED DECEMBER 31,
                                         -----------------------   --------------------------------------------------------------
                                            1998         1997         1997         1996         1995         1994         1993
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Interest income......................  $  211,708   $  200,777   $  407,825   $  411,745   $  416,627   $  371,018   $  361,208
  Interest expense.....................      79,421       74,032      152,369      160,773      180,933      140,181      135,149
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income..................     132,287      126,745      255,456      250,972      235,694      230,837      226,059
  Provision for possible loan losses...      10,906        9,194       21,593       17,751       19,763        4,624        8,056
  Non-interest income..................      50,207       39,394       83,578       82,496       68,517       70,656       71,909
  Non-interest expense.................     104,973       95,326      191,080      209,702      227,779      193,410      187,945
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes...........      66,615       61,619      126,361      106,015       56,669      103,459      101,967
  Provision for federal income tax.....      20,505       20,067       39,998       35,075       30,950       32,110       33,335
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income before extraordinary
    item...............................      46,110       41,552       86,363       70,940       25,719       71,349       68,632
  Extraordinary item (net of tax
    effect)............................                                                           5,599
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income...........................  $   46,110   $   41,552   $   86,363   $   70,940   $   31,318   $   71,349   $   68,632
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA:(1)
  Net income -- basic..................  $     0.74   $     0.66   $     1.38   $     1.09   $     0.47   $     1.07   $     1.03
  Net income -- diluted................        0.73         0.65         1.36         1.08         0.47         1.07         1.03
  Dividends............................        0.32         0.29         0.61         0.55         0.51         0.49         0.44
  Book value...........................        9.91         8.37         8.56         8.19         8.10         7.86         7.52
BALANCE SHEET DATA:
  Total assets.........................  $6,179,390   $5,317,118   $5,307,461   $5,227,908   $5,596,621   $5,722,573   $5,179,298
  Loans................................   4,295,933    3,877,685    3,834,875    3,655,998    3,770,366    3,687,889    3,135,866
  Allowance for possible loan losses...      65,749       50,893       53,774       49,336       46,840       35,834       35,030
  Securities...........................   1,327,598    1,072,734    1,116,787    1,187,524    1,403,059    1,610,360    1,579,651
  Deposits.............................   4,878,882    4,202,816    4,255,211    4,204,875    4,501,925    4,541,457    4,429,681
  Borrowings...........................     547,368      514,680      441,755      423,701      486,958      612,624      199,898
  Shareholders' equity.................     646,013      517,160      530,336      523,707      542,881      523,319      500,121
PERFORMANCE RATIOS:(2)
  Return on average assets.............        1.69%        1.61%        1.64%        1.29%        0.55%        1.32%        1.34%
  Return on average equity.............       16.90%       16.37%       16.62%       13.44%        5.93%       13.86%       14.30%
  Net interest margin..................        5.25%        5.31%        5.25%        4.94%        4.53%        4.68%        4.90%
  Interest rate spread.................        4.45%        4.56%        4.44%        4.18%        3.78%        4.15%        4.38%
  Non-interest income to average
    assets.............................        1.84%        1.53%        1.59%        1.51%        1.21%        1.31%        1.41%
  Non-interest expense to average
    assets.............................        3.84%        3.70%        3.64%        3.83%        4.03%        3.59%        3.67%
  Efficiency ratio(3)..................       57.15%       56,56%       55.60%       59.10%       65,65%       62.14%       60.72%
ASSET QUALITY RATIOS:
  Non-performing loans to total
    loans..............................        0.37%        0.27%        0.35%        0.29%        0.37%        0.70%        0.85%
  Non-performing assets to total
    assets.............................        0.26%        0.19%        0.26%        0.20%        0.25%        0.27%        0.26%
  Allowance for possible loan losses to
    total loans........................        1.53%        1.31%        1.40%        1.35%        1.24%        0.97%        1.12%
  Allowance for possible loan losses to
    non-performing loans...............      438.77%      521.66%      423.15%      471.75%      364.80%      229.00%      192.30%
  Net charge-offs to average
    loans(2)...........................        0.36%        0.41%        0.45%        0.40%        0.23%        0.11%        0.15%
CAPITAL RATIOS(4):
  Shareholders' equity to total
    assets.............................       10.45%        9.73%        9.99%       10.02%        9.70%        9.14%        9.66%
  Leverage ratio(5)....................        8.75%        9.89%        9.66%        9.63%        9.66%        9.53%        9.43%
  Tier 1 capital to risk-weighted
    assets.............................        9.68%       11.79%       12.30%       12.63%       14.53%       15.32%       16.18%

---------------

(1) Per share data has been restated to reflect all stock dividends and stock splits.

(2) Ratios for the six months ended June 30, 1998 and 1997 are stated on an annualized basis.

(3) The efficiency ratio is equal to non-interest expense less amortization of intangible assets divided by net interest income plus non-interest income less gains or losses on securities transactions.

(4) Ratios are calculated based on period-end balances.

(5) Leverage ratio is computed as a ratio of period-end assets less goodwill.

                              SECURITY FIRST CORP.

                                            SIX MONTHS ENDED
                                                JUNE 30,
                                               (UNAUDITED)                             YEARS ENDED MARCH 31,
                                         -----------------------   --------------------------------------------------------------
                                            1998         1997         1998         1997         1996         1995         1994
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Interest income......................  $   28,703   $   26,289   $   55,715   $   49,178   $   43,593   $   39,410   $   38,578
  Interest expense.....................      14,922       13,928       29,566       25,563       22,608       18,123       18,000
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income..................      13,781       12,361       26,149       23,615       20,985       21,287       20,578
  Provision for possible loan losses...         168          118          310          323          377          582          695
  Non-interest income..................       1,012          844        1,758        1,698        1,699        1,418        1,518
  Non-interest expense.................       6,775        6,528       13,306       15,209       13,367       12,009       11,386
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes...........       7,850        6,559       14,291        9,781        8,940       10,114       10,015
  Provision for federal income tax.....       2,738        2,220        4,980        3,371        3,334        3,414        3,433
  Cumulative effect of accounting
    change.............................                                                                                     1,168
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income...........................  $    5,112   $    4,339   $    9,311   $    6,410   $    5,606   $    6,700   $    7,750
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA:(1)
  Net income -- basic..................  $     0.67   $     0.58   $     1.23   $     0.86   $     0.78   $     0.93   $     1.40
  Net income -- diluted................        0.60         0.52         1.11         0.78         0.70         0.82         1.15
  Dividends............................        0.17         0.15         0.32         0.28         0.27         0.21         0.12
  Book value...........................        8.77         8.12         8.56         7.92         7.35         6.90         7.33
BALANCE SHEET DATA:
  Total assets.........................  $  696,462   $  653,226   $  685,482   $  634,761   $  547,227   $  507,751   $  476,910
  Loans and mortgage-backed
    securities.........................     632,105      586,096      629,303      570,498      478,906      435,119      402,926
  Allowance for possible loan losses...       5,287        5,018        5,189        4,968        4,572        4,283        3,973
  Securities...........................      28,107       34,923       21,318       35,555       40,782       45,245       46,786
  Deposits.............................     511,183      464,976      508,157      445,182      410,737      393,314      387,776
  Borrowings...........................     109,195      120,100      105,107      123,700       76,858       59,347       47,513
  Shareholders' equity.................      68,943       61,541       64,679       59,435       54,381       50,209       36,701
PERFORMANCE RATIOS:(2)
  Return on average assets.............        1.48%        1.36%        1.39%        1.07%        1.07%        1.37%        1.64%
  Return on average equity.............       15.62%       14.61%       14.92%       11.33%       10.64%       14.58%       23.23%
  Net interest margin..................        4.15%        4.02%        4.05%        4.12%        4.16%        4.57%        4.56%
  Interest rate spread.................        3.81%        3.68%        3.70%        3.78%        3.80%        4.30%        4.39%
  Non-interest income to average
    assets.............................        0.29%        0.26%        0.26%        0.28%        0.32%        0.29%        0.32%
  Non-interest expense to average
    assets.............................        1.96%        2.04%        1.98%        2.55%        2.54%        2.46%        2.41%
  Efficiency ratio(3)..................       45.47%       48.76%       47.29%       49.52%       55.19%       50.18%       51.03%
ASSET QUALITY RATIOS:
  Non-performing loans to total
    loans..............................        0.68%        0.31%        0.46%        0.29%        0.53%        0.76%        0.92%
  Non-performing assets to total
    assets.............................        0.62%        0.28%        0.42%        0.26%        0.47%        0.70%        0.83%
  Allowance for possible loan losses to
    total loans........................        0.83%        0.85%        0.82%        0.87%        0.95%        0.98%        0.99%
  Allowance for possible loan losses to
    non-performing loans...............      122.38%      274.50%      178.50%      302.37%      180.85%      128.70%      107.82%
  Net charge-offs (recoveries) to
    average loans(2)...................        0.01%        0.01%        0.01%       (0.01%)       0.02%        0.07%        0.15%
CAPITAL RATIOS(4)(5):
  Shareholders' equity to total
    assets.............................        9.90%        9.42%        9.44%        9.36%        9.94%        9.89%        7.70%
  Leverage ratio(6)....................        7.64%        7.92%        7.45%        7.92%        8.42%        8.74%        7.87%
  Tier 1 capital to risk-weighted
    assets.............................       10.69%       11.40%       10.21%       11.39%       12.65%       13.24%       11.76%

---------------------------

(1) Per share data has been restated to reflect all stock dividends and stock splits.

(2) Ratios for the six months ended June 30, 1998 and 1997 are stated on an annualized basis.

(3) The efficiency ratio is equal to non-interest expense less amortization of intangible assets divided by net interest income plus non-interest income less gains or losses on securities transactions.

(4) Ratios are calculated based on period-end balances.

(5) Capital ratios for Security First's principal subsidiary, Security Federal Savings & Loan, only.

(6) Leverage ratio is computed as a ratio of period-end assets less goodwill.

                                  SIGNAL CORP





                                         SIX MONTHS ENDED
                                             JUNE 30,
                                            (UNAUDITED)                            YEARS ENDED DECEMBER 31,
                                      -----------------------   --------------------------------------------------------------
                                         1998         1997         1997         1996         1995         1994         1993
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:(1)
  Interest income...................  $   68,368   $   53,912   $  119,653   $  101,169   $   88,709   $   72,709   $   66,235
  Interest expense..................      43,391       34,707       76,512       63,007       53,765       39,945       36,809
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income...............      24,977       19,205       43,141       38,162       34,944       32,764       29,426
  Provision for possible loan
    losses..........................       3,234          657        1,615        1,259          918          801        1,848
  Non-interest income...............      15,240       11,926       30,075       18,957        5,133        3,719        7,152
  Non-interest expense..............      32,775       15,832       41,479       35,451       19,781       18,787       16,656
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes........       4,208       14,642       30,122       20,409       19,378       16,895       18,074
  Provision for federal income
    tax.............................       1,831        5,037       11,088        7,549        6,853        5,601        6,271
  Cumulative effect of accounting
    change..........................                                                                                       451
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income........................  $    2,377   $    9,605   $   19,034   $   12,860   $   12,525   $   11,294   $   12,254
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA:(2)
  Net income -- basic...............  $     0.18   $     1.01   $     1.93   $     1.29   $     1.30   $     1.21   $     1.14
  Net income -- diluted.............        0.18         0.82         1.57         1.09         1.08         1.01         1.00
  Dividends.........................        0.20         0.17         0.34         0.30         0.27         0.22         0.14
  Book value........................       12.51        14.07        13.43        14.91        16.80        15.71        14.91
BALANCE SHEET DATA:
  Total assets......................  $1,912,225   $1,614,566   $1,832,387   $1,486,168   $1,279,391   $1,147,607   $  979,632
  Loans.............................   1,226,851      979,214    1,166,938      922,009      769,086      685,862      522,908
  Allowance for possible loan
    losses..........................      10,191        7,487        8,773        5,783        5,466        5,904        6,745
  Securities........................     483,690      487,225      452,222      399,714      423,927      414,345      358,338
  Deposits..........................   1,305,086      932,204    1,256,896      939,538      828,447      752,484      706,358
  Borrowings........................     417,097      524,540      394,968      398,868      313,192      273,180      168,379
  Shareholders' equity..............     155,912      136,149      152,597      128,341      124,156      113,127       95,936
PERFORMANCE RATIOS:(3)
  Return on average assets..........        0.25%        1.26%        1.14%        0.92%        1.04%        0.95%        1.23%
  Return on average equity..........        3.07%       14.58%       13.56%       10.08%       10.54%        9.30%       13.11%
  Net interest margin...............        2.84%        2.64%        2.77%        2.85%        2.99%        3.25%        3.36%
  Interest rate spread..............        2.54%        2.29%        2.41%        2.50%        2.54%        2.89%        3.04%
  Non-interest income to average
    assets..........................        1.61%        1.56%        1.80%        1.35%        0.43%        0.36%        0.78%
  Non-interest expense to average
    assets..........................        3.47%        2.08%        2.49%        2.52%        1.64%        1.80%        1.82%
  Efficiency ratio(4)...............       60.01%       48.72%       52.55%       51.33%       48.39%       51.50%       45.54%
ASSET QUALITY RATIOS:
  Non-performing loans to total
    loans...........................        0.61%        0.59%        0.73%        0.64%        0.45%        0.88%        1.23%
  Non-performing assets to total
    assets..........................        0.40%        0.36%        0.47%        0.40%        0.28%        0.53%        0.73%
  Allowance for possible loan losses
    to total loans..................        0.82%        0.76%        0.75%        0.63%        0.70%        0.85%        1.16%
  Allowance for possible loan losses
    to non-performing loans.........         134%         130%         103%          98%         154%          97%          94%
  Net charge-offs to average
    loans(2)........................        0.31%        0.09%        0.11%        0.11%        0.18%        0.26%        0.14%
CAPITAL RATIOS(5):
  Shareholders' equity to total
    assets..........................        8.15%        8.43%        8.33%        8.64%        9.70%        9.86%        9.79%
  Leverage ratio(6).................        8.91%         N/A         5.23%         N/A          N/A          N/A          N/A
  Tier 1 capital to risk-weighted
    assets..........................       11.77%         N/A         8.18%         N/A          N/A          N/A          N/A


---------------


N/A -- Not available.



(1) Results for the six months ended June 30, 1998 contain certain merger charges and other non-recurring items.



(2) Per share data has been restated to reflect all stock dividends and stock splits.



(3) Ratios for the six months ended June 30, 1998 and 1997 are stated on an annualized basis.



(4) The efficiency ratio is equal to non-interest expense less amortization of intangible assets divided by net interest income plus non-interest income less gains or losses on securities transactions.



(5) Ratios are calculated based on period-end balances.



(6) Leverage ratio is computed as a ratio of period-end assets less goodwill.

                           HISTORICAL FINANCIAL DATA



     The following Signal balance sheet information as of December 31, 1997, and income statement information for the periods ended June 30, 1998 and December 31, 1997 have been derived from the consolidated financial statements of Signal incorporated by reference from FirstMerit's Current Report on Form 8-K filed with the Commission on August 31, 1998.



                                  SIGNAL CORP


                           CONSOLIDATED BALANCE SHEET





                                                                    AS OF
                                                              DECEMBER 31, 1997
                                                              -----------------
                                                               (IN THOUSANDS)
ASSETS:
Cash and due from banks.....................................     $   34,393
Investment securities.......................................        452,222
Loans held for sale.........................................         90,379
Loans and leases receivable.................................      1,175,711
Allowance for possible loan losses..........................         (8,773)
Accrued interest receivable and other assets................         88,455
                                                                 ----------
          Total assets......................................     $1,832,387
                                                                 ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits....................................................     $1,256,896
Short-term borrowings.......................................        124,275
Long-term debt..............................................        270,693
Other liabilities...........................................         27,926
                                                                 ----------
          Total liabilities.................................      1,679,790
                                                                 ----------
Shareholders' equity:
  Preferred stock...........................................          9,917
  Common stock..............................................          9,748
  Treasury stock............................................         (7,984)
  Additional paid-in capital................................         63,725
  Retained earnings.........................................         75,947
  Securities equity valuation...............................          1,244
                                                                 ----------
          Total shareholders' equity........................        152,597
                                                                 ----------
          Total liabilities and shareholders' equity........     $1,832,387
                                                                 ==========



                                  SIGNAL CORP


                        CONSOLIDATED STATEMENT OF INCOME



                                                              SIX MONTHS ENDED        YEAR ENDED
                                                                JUNE 30, 1998     DECEMBER 31, 1997
                                                              -----------------   ------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.............................................       $68,368             $119,653
Interest expense............................................        43,391               76,512
                                                                   -------             --------
  Net interest income.......................................        24,977               43,141
Allowance for possible loan losses..........................         3,234                1,615
                                                                   -------             --------
  Net interest income after allowance for possible loan
     losses.................................................        21,743               41,526
                                                                   -------             --------
Other income................................................        15,240               30,075
Other expenses..............................................        32,775               41,479
                                                                   -------             --------
  Income before income taxes................................         4,208               30,122
                                                                   -------             --------
Provision for income taxes..................................         1,831               11,088
                                                                   -------             --------
Net income..................................................         2,377               19,034
Preferred stock dividends...................................           349                1,584
                                                                   -------             --------
Net income applicable to common shares......................       $ 2,028             $ 17,450
                                                                   =======             ========
Net income per common share.................................       $  0.18             $   1.93
Net income per diluted share................................       $  0.18             $   1.57
Weighted-average basic common shares outstanding............        11,339                9,051
Weighted-average diluted common shares outstanding..........        11,339               12,151

                     COMPARATIVE PER SHARE DATA (UNAUDITED)



     For the periods indicated, the following table sets forth common share book value, cash dividends paid, and net income (unaudited) of (a) FirstMerit on a historical basis, (b) Signal on a historical basis, (c) Security First on a historical basis, (d) FirstMerit, Security First and Signal on a pro forma combined basis, and (e) FirstMerit, Security First and Signal on a pro forma combined adjusted basis that gives effect to the Offering. The pro forma data in the table assumes that each of the acquisitions of Security First and Signal are treated as a pooling-of-interests for accounting purposes. The pro forma dividends per share are assumed to be the same as FirstMerit's historical dividends per share. The selected annual historical data for each entity coincides with their respective fiscal years, which were years ended December 31 for FirstMerit and Signal and years ended March 31 for Security First, and the selected unaudited interim historical financial data for each entity, including Security First, is based on the six month periods ended June 30, 1998 and 1997. Information presented for years ended 1997 and prior thereto for Security First is based on its fiscal years ended March 31, 1998, 1997, 1996, 1995 and 1994. Upon consummation of the mergers, the fiscal year of the combined company will be December 31. Accordingly, historical financial statements of the combined company subsequent to the Security First and Signal mergers will include the financial information of Security First on a calendar year basis.



     The following information should be read in conjunction with the historical selected financial information of FirstMerit, CoBancorp, Security First and Signal and the pro forma condensed combined financial information giving effect to the Security First and Signal mergers included elsewhere in the Prospectus.



     THE INFORMATION PRESENTED BELOW IS NOT NECESSARILY INDICATIVE OF THE RESULTS WHICH ACTUALLY WOULD HAVE BEEN OBTAINED IF THE SECURITY FIRST AND SIGNAL MERGERS OR THE OFFERING HAD BEEN CONSUMMATED IN THE PAST OR WHICH MAY BE OBTAINED IN THE FUTURE.



                                                             SIX MONTHS ENDED
                                                                 JUNE 30,              YEARS ENDED
                                                             ----------------    -----------------------
                                                              1998      1997     1997     1996     1995
                                                             ------    ------    -----    -----    -----
HISTORICAL PER SHARE DATA:
FIRSTMERIT
Net income per basic common share..........................  $ 0.74    $ 0.66    $1.38    $1.09    $0.47
Net income per diluted common share........................    0.73      0.65     1.36     1.08     0.47
Cash dividends paid per common share.......................    0.32      0.29     0.61     0.55     0.51
Book value per common share (period end)...................    9.91      8.29     8.56     8.19     8.10
SECURITY FIRST
Net income per basic common share..........................    0.67      0.58     1.23     0.86     0.78
Net income per diluted common share........................    0.60      0.52     1.11     0.78     0.70
Cash dividends paid per common share.......................    0.17      0.15     0.32     0.28     0.27
Book value per common share (period end)...................    8.77      8.12     8.56     7.92     7.35
SIGNAL(1)
Net income per basic common share..........................    0.18      1.01     1.93     1.29     1.30
Net income per diluted common share........................    0.18      0.82     1.57     1.09     1.08
Cash dividends paid per common share.......................    0.20      0.17     0.34     0.30     0.27
Book value per common share (period end)...................   12.51     14.07    13.43    14.91    16.80
PRO FORMA COMBINED
Net income per basic common share(2)(3)....................    0.59      0.63     1.30     1.06     0.57
Net income per diluted common share(2)(3)..................    0.59      0.60     1.24     1.02     0.55
Cash dividends paid per common share(4)....................    0.32      0.29     0.61     0.55     0.51
Book value per common share (period end)...................    9.07      8.54     9.01     8.41     8.33
PRO FORMA COMBINED ADJUSTED
Net income per basic common share(2)(3)....................    0.59      0.62     1.28     1.05     0.49
Net income per diluted common share(2)(3)..................    0.58      0.60     1.22     1.01     0.48
Cash dividends paid per common share(4)....................    0.32      0.29     0.61     0.55     0.51
Book value per common share (period end)...................    9.24      8.73     9.20     8.61     8.53


---------------


(1) Signal's results for the six months ended June 30, 1998, contain certain merger charges and other non-recurring items.



(2) FirstMerit actual cash dividends per share used in pro forma combined presentation.



(3) The Pro Forma Condensed Combined net income and Pro Forma Condensed Combined net income per basic and diluted share excludes $724,000 of extraordinary expenses (net of tax) for merger related costs included in the December 31, 1997 CoBancorp financial statements.



(4) The Pro Forma Condensed Combined net income and Pro Forma Condensed Combined net income per basic and diluted share excludes $5.6 million of extraordinary income (net of tax) on the disposition of assets after business acquisition included in the December 31, 1995 FirstMerit financial statements.

                        PRO FORMA FINANCIAL INFORMATION



     The pro forma condensed combined financial statements include (i) the CoBancorp Merger consummated on May 22, 1998, (ii) the pending merger of Security First, contemplated to be completed in the fourth quarter of 1998,
(iii) the pending merger of Signal, contemplated to be completed during the first quarter 1999, and (iv) the reissuance of 1.2 million shares of Common Stock pursuant to the Offering. Purchase accounting was used for the completed CoBancorp Merger, and pooling-of-interest accounting is used on the pro forma information presented for the Security First and Signal mergers.



     CoBancorp is already included in the balance sheet of FirstMerit as of June 30, 1998. The pro forma condensed combined income statements for the six months ended June 30, 1998 and 1997, and December 31, 1997 include operating results of CoBancorp as if the CoBancorp Merger were consummated at the beginning of each of those periods. Results of FirstMerit for the six months ended June 30, 1998 already include the results of CoBancorp for the period May 22, 1998 (consummation) to June 30, 1998. The balance sheet and income statement adjustments shown are based on management estimates, for pro forma presentation, of costs associated with the mergers and issuances of shares of Common Stock. FirstMerit cost estimates are forward-looking. Readers are cautioned that the type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. See "FORWARD-LOOKING STATEMENTS."



     The unaudited pro forma balance sheet information is not necessarily indicative of the actual financial position that would have existed had the merger of CoBancorp been consummated on June 30, 1997 or December 31, 1997, and had the Security First and Signal mergers been consummated on June 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, or that may exist in the future. The unaudited pro forma income statement information is not necessarily indicative of the results that would have occurred had any of the CoBancorp, Security First or Signal mergers been consummated on the dates indicated or that may be achieved in the future. Assuming the consummation of the Security First and Signal mergers, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in value and changes in operating results between the dates of the pro forma financial data and the date on which the Security First and Signal mergers take place.

             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)


                              AS OF JUNE 30, 1998



                                                                                PRO FORMA
                                                                             ACQUISITION AND
                                                                                 OFFERING            PRO FORMA
                             FIRSTMERIT   SECURITY FIRST     SIGNAL            ADJUSTMENTS            COMBINED
                             ----------   --------------   ----------   --------------------------   ----------
                                                           (DOLLARS IN THOUSANDS)
ASSETS:
  Investment securities....  $1,327,598      $ 29,501      $  483,690                                $1,840,789
  Federal funds sold.......      10,600         7,500                                                    18,100
  Net loans................   4,230,184       630,422       1,280,197            $(24,100)(1)         6,116,703
  Cash and due from
     banks.................     216,443        11,968          44,557              26,892(2)            299,860
  Premises and equipment,
     net...................     118,120         8,355          22,701                                   149,176
  Accrued interest and
     other assets..........     276,445         8,716          81,080              23,600(1)            389,841
                             ----------      --------      ----------            --------            ----------
          Total assets       $6,179,390      $696,462      $1,912,225            $ 26,392            $8,814,469
                             ==========      ========      ==========            ========            ==========
LIABILITIES AND
  SHAREHOLDERS' EQUITY:
  Deposits.................  $4,878,882      $511,183      $1,305,086                                $6,695,151
  Securities sold under
     agreement to
     repurchase and other
     borrowings............     547,368       111,727         417,097                                 1,076,192
  Accrued taxes, expenses
     and other
     liabilities...........     107,127         4,609          34,130            $ 43,200(1)            189,066
                             ----------      --------      ----------            --------            ----------
          Total liabilities   5,533,377       627,519       1,756,313              43,200             7,960,409
  Preferred stock..........                                     9,917                                     9,917
  Common stock.............     110,197            79          11,747              (1,565)(3)           120,458
  Capital surplus..........      25,919        17,614          58,844               7,410(2)            109,787
  Accumulated other
     comprehensive
     income................       3,059                           937                                     3,996
  Retained earnings........     550,558        51,250          76,032             (43,700)(1)           634,140
                                                                                    1,565(3)
  Treasury stock...........     (43,720)                       (1,565)             19,482(2)            (24,238)
                             ----------      --------      ----------            --------            ----------
          Total
            shareholders'
            equity              646,013        68,943         155,912             (16,808)              854,060
                             ----------      --------      ----------            --------            ----------
          Total liabilities
            and
            shareholders'
            equity           $6,179,390      $696,462      $1,912,225            $ 26,392            $8,814,469
                             ==========      ========      ==========            ========            ==========



See accompanying notes to pro forma condensed combined financial information.

         PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)


                                                    FOR THE SIX MONTHS ENDED JUNE 30, 1998
                       ------------------------------------------------------------------------------------------------
                                                               FIRSTMERIT                                ADJUSTMENTS
                                                                  AND                                   FOR ISSUANCE
                                                               COBANCORP                               OF 1.2 MILLION
                                                  PRO FORMA    PRO FORMA     SECURITY                     SHARES OF
                       FIRSTMERIT    COBANCORP   ADJUSTMENTS    COMBINED       FIRST       SIGNAL       COMMON STOCK
                       -----------   ---------   -----------   ----------   -----------   ---------   -----------------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income......  $  211,708    $ 18,634      $   (48)(4) $ 230,897     $  28,703    $  68,368
                                                       603(4)
Interest expense.....      79,421      11,380        1,283(4)     93,163        14,922       43,391
                                                     1,079(4)
                       ----------    ---------     -------     ----------    ---------    ---------       ---------
  Net interest
    income...........     132,287       7,254       (1,807)(4)   137,734        13,781       24,977
Provision for loan
  losses.............      10,906         100                     11,006           168        3,234
                       ----------    ---------     -------     ----------    ---------    ---------       ---------
  Net interest income
    after provision
    for loan
    losses...........     121,381       7,154       (1,807)      126,728        13,613       21,743
Other income.........      50,207       2,646                     52,853         1,012       15,240
Other expenses.......     104,973       6,670          374(4)    114,454         6,775       32,775
                                                     2,437(4)
                       ----------    ---------     -------                   ---------    ---------       ---------
  Income before
    income taxes.....      66,615       3,130       (4,618)       65,127         7,850        4,208
Federal income
  taxes..............      20,505       1,096       (1,616)(5)    19,984         2,738        1,831
                       ----------    ---------     -------     ----------    ---------    ---------       ---------
  Net income.........  $   46,110    $  2,035      $(3,002)    $  45,143     $   5,112    $   2,377
                       ==========    =========     =======     ==========    =========    =========       =========
Adjustments to net
  income to
  calculate:
Basic net income.....                                                                          (348)
Diluted net income...                                                              128
Per share data:
Net
  income -- basic....  $     0.74    $   0.58                  $    0.68     $    0.67    $    0.18
Net
  income -- diluted..  $     0.73    $   0.58                  $    0.67     $    0.60    $    0.18
Average common shares
  outstanding --
  basic..............  62,282,099    3,481,800                 66,147,593(6)  7,652,501   11,339,173      1,200,000
Average common shares
  outstanding --
  diluted............  63,143,349    3,535,828                 67,068,825(6)  8,666,508   11,339,173      1,200,000

                       PRO FORMA
                        COMBINED
Interest income......  $  327,700
Interest expense.....     151,208
                       ----------
  Net interest
    income...........     176,492
Provision for loan
  losses.............      14,408
                       ----------
  Net interest income
    after provision
    for loan
    losses...........     162,084
Other income.........      69,105
Other expenses.......     154,004
                       ----------
  Income before
    income taxes.....      77,185
Federal income
  taxes..............      24,553
                       ----------
  Net income.........  $   52,632
                       ==========
Adjustments to net
  income to
  calculate:
Basic net income.....        (348)
Diluted net income...         128
Per share data:
Net
  income -- basic....  $     0.59
Net
  income -- diluted..  $     0.58
Average common shares
  outstanding --
  basic..............  89,091,591(7)
Average common shares
  outstanding --
  diluted............  90,910,726(7)



See accompanying notes to pro forma condensed combined financial information.

         PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)




                             FOR THE SIX MONTHS ENDED JUNE 30, 1997
                       --------------------------------------------------
                                                               FIRSTMERIT
                                                                  AND
                                                               COBANCORP
                                                  PRO FORMA    PRO FORMA
                       FIRSTMERIT    COBANCORP   ADJUSTMENTS    COMBINED
                       -----------   ---------   -----------   ----------
                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income......  $  200,777    $ 23,377      $   (61)(4) $ 224,861
                                                       768(4)
Interest expense.....      74,032       9,081        1,635(4)     86,123
                                                     1,375(4)
                       ----------    ---------     -------     ----------
  Net interest
    income...........     126,745      14,296       (2,303)(4)   138,738
Provision for loan
  losses.............       9,194         150                      9,344
                       ----------    ---------     -------     ----------
  Net interest income
    after provision
    for loan
    losses...........     117,551      14,146       (2,303)      129,394
Other income.........      39,394       3,651                     43,045
Other expenses.......      95,326      14,098          477(4)    113,007
                                                     3,106(4)
                       ----------    ---------     -------     ----------
  Income before
    income taxes.....      61,619       3,699       (5,886)       59,432
Federal income
  taxes..............      20,067         736       (2,060)(5)    18,743
                       ----------    ---------     -------     ----------
  Net income.........  $   41,552    $  2,963      $(3,826)    $  40,689
                       ==========    =========     =======     ==========
Adjustments to net
  income to
  calculate:
  Basic net income...
  Diluted net
    income...........
Per share data:
Net
  income -- basic....  $     0.66    $   0.86                  $    0.61
Net
  income -- diluted..  $     0.65    $   0.85                  $    0.60
Average common shares
  outstanding --
  basic..............  63,296,726    3,445,348                 67,121,751(6)
Average common shares
  outstanding --
  diluted............  63,851,138    3,499,376                 67,736,145(6)

                                FOR THE SIX MONTHS ENDED JUNE 30, 1997
                       --------------------------------------------------------
                                                    ADJUSTMENTS
                                                   FOR ISSUANCE
                                                  OF 1.2 MILLION
                        SECURITY                     SHARES OF       PRO FORMA
                          FIRST       SIGNAL       COMMON STOCK       COMBINED
                       -----------   ---------   -----------------   ----------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income......   $  26,289    $  53,912                       $  305,062
Interest expense.....      13,928       34,707                          134,758
                        ---------    ---------       ---------       ----------
  Net interest
    income...........      12,361       19,205                          170,304
Provision for loan
  losses.............         118          657                           10,119
                        ---------    ---------       ---------       ----------
  Net interest income
    after provision
    for loan
    losses...........      12,243       18,548                          160,185
Other income.........         844       11,926                           55,815
Other expenses.......       6,528       15,832                          135,367
                        ---------    ---------       ---------       ----------
  Income before
    income taxes.....       6,559       14,642                           80,633
Federal income
  taxes..............       2,220        5,037                           26,000
                        ---------    ---------       ---------       ----------
  Net income.........   $   4,339    $   9,605                       $   54,633
                        =========    =========       =========       ==========
Adjustments to net
  income to
  calculate:
  Basic net income...                     (809)                            (809)
  Diluted net
    income...........         189                                           189
Per share data:
Net
  income -- basic....   $    0.58    $    1.01                       $     0.62
Net
  income -- diluted..   $    0.52    $    0.82                       $     0.60
Average common shares
  outstanding --
  basic..............   7,501,849    8,708,451       1,200,000       86,459,794(7)
Average common shares
  outstanding --
  diluted............   8,740,342    11,670,792      1,200,000       92,081,164(7)



See accompanying notes to pro forma condensed combined financial information.

         PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)


                                    FOR THE YEAR ENDED 1997
                       --------------------------------------------------
                                                               FIRSTMERIT
                                                                  AND
                                                               COBANCORP
                                                  PRO FORMA    PRO FORMA
                       FIRSTMERIT    COBANCORP   ADJUSTMENTS    COMBINED
                       -----------   ---------   -----------   ----------
                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income......  $  407,825    $ 48,141      $  (121)(4) $ 457,381
                                                     1,536(4)
Interest expense.....     152,369      19,087        3,269(4)    177,475
                                                     2,750(4)
                       ----------    ---------     -------     ----------
  Net interest
    income...........     255,456      29,054       (4,604)(4)   279,906
Provision for loan
  loses..............      21,593         225                     21,818
                       ----------    ---------     -------     ----------
  Net interest income
    after provision
    for loan
    losses...........     233,863      28,829       (4,604)      258,088
Other income.........      83,578       8,203                     91,781
Other expenses.......     191,080      29,941          954(4)    228,187
                                                     6,212(4)
                       ----------    ---------     -------     ----------
  Income before
    taxes............     126,361       7,091      (11,770)      121,682
Federal income
  taxes..............      39,998       1,567       (4,120)(5)    37,445
                       ----------    ---------     -------     ----------
  Net income.........  $   86,363    $  5,524      $(7,650)    $  84,237
                       ==========    =========     =======     ==========
Adjustments to net
  income to
  calculate:
  Basic net income...
  Diluted net
    income...........
Per share data:
Net income -- basic..  $     1.38    $   1.60(8)               $    1.27(8)
Net
  income -- diluted..  $     1.36    $   1.58(8)               $    1.25(8)
Average common shares
  outstanding --
  basic..............  62,717,185    3,455,010                 66,552,937(6)
Average common shares
  outstanding --
  diluted............  63,537,328    3,497,150                 67,419,864(6)

                                        FOR THE YEAR ENDED 1997
                       ----------------------------------------------------------
                                                     ADJUSTMENTS
                                                     FOR ISSUANCE
                                                    OF 1.2 MILLION
                        SECURITY                      SHARES OF        PRO FORMA
                          FIRST        SIGNAL        COMMON STOCK       COMBINED
                       -----------   ----------   ------------------   ----------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income......   $  55,715    $  119,653                        $  632,749
Interest expense.....      29,566        76,512                           283,553
                        ---------    ----------       ---------        ----------
  Net interest
    income...........      26,149        43,141                           349,196
Provision for loan
  loses..............         310         1,615                            23,743
                        ---------    ----------       ---------        ----------
  Net interest income
    after provision
    for loan
    losses...........      25,839        41,526                           325,453
Other income.........       1,758        30,075                           123,614
Other expenses.......      13,306        41,479                           282,972
                        ---------    ----------       ---------        ----------
  Income before
    taxes............      14,291        30,122                           166,095
Federal income
  taxes..............       4,980        11,089                            53,514
                        ---------    ----------       ---------        ----------
  Net income.........   $   9,311    $   19,033                        $  112,581
                        =========    ==========       =========        ==========
Adjustments to net
  income to
  calculate:
  Basic net income...                    (1,584)                           (1,584)
  Diluted net
    income...........         334                                             334
Per share data:
Net income -- basic..   $    1.23    $     1.93                        $     1.28(8)
Net
  income -- diluted..   $    1.11    $     1.57                        $     1.22(8)
Average common shares
  outstanding --
  basic..............   7,552,329     9,050,918       1,200,000        86,387,736(7)
Average common shares
  outstanding --
  diluted............   8,718,437    12,151,159       1,200,000        92,379,570(7)



See accompanying notes to pro forma condensed combined financial information.

         PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)



                                                     FOR THE YEAR ENDED 1996
                             -----------------------------------------------------------------------
                                                                        ADJUSTMENTS
                                                                       FOR ISSUANCE
                                                                      OF 1.2 MILLION
                                           SECURITY                      SHARES OF        PRO FORMA
                             FIRSTMERIT      FIRST       SIGNAL        COMMON STOCK        COMBINED
                             -----------   ---------   ----------   -------------------   ----------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income............  $  411,745    $  49,178   $  101,169                         $  562,092
Interest expense...........     160,773       25,563       63,007                            249,344
                             ----------    ---------   ----------        ---------        ----------
  Net interest income......     250,972       23,615       38,162                            312,748
Provision for loan
  losses...................      17,751          323        1,259                             19,333
                             ----------    ---------   ----------        ---------        ----------
  Net interest income after
     provision for loan
     losses................     233,221       23,292       36,903                            293,415
Other income...............      86,048        1,698       18,957                            106,703
Net securities gains
  (losses).................      (1,776)                                                      (1,776)
Other expenses.............     209,702       15,209       35,451                            260,361
                             ----------    ---------   ----------        ---------        ----------
  Income before income
     taxes.................     106,015        9,781       20,409                            136,205
Federal income taxes.......      35,075        3,371        7,549                             45,995
                             ----------    ---------   ----------        ---------        ----------
  Net income...............  $   70,940    $   6,410   $   12,860                         $   90,210
                             ==========    =========   ==========        =========        ==========
Adjustments to net income
  to calculate:
  Basic net income.........                                (1,696)                            (1,696)
  Diluted net income.......                      391                                             391
Per share data:
Net income -- basic........  $     1.09    $    0.86   $     1.29                         $     1.05
Net income -- diluted......  $     1.08    $    0.78   $     1.09                         $     1.01
Average common shares
  outstanding -- basic.....  65,215,132    7,434,891    8,670,249        1,200,000        84,443,457(7)
Average common shares
  outstanding -- diluted...  65,468,213    8,695,436   11,828,502        1,200,000        89,981,644(7)



See accompanying notes to pro forma condensed combined financial information.

         PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)



                                                            FOR THE YEAR ENDED 1995
                                     ----------------------------------------------------------------------
                                                                               ADJUSTMENTS
                                                                              FOR ISSUANCE
                                                                             OF 1.2 MILLION
                                                  SECURITY                      SHARES OF        PRO FORMA
                                     FIRSTMERIT     FIRST       SIGNAL        COMMON STOCK        COMBINED
                                     ----------   ---------   ----------   -------------------   ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income...................   $  416,627   $  43,593   $   88,709                         $  548,929
Interest expense..................      180,933      22,608       53,765                            257,306
                                     ----------   ---------   ----------        ---------        ----------
  Net interest income.............      235,694      20,985       34,944                            291,623
Provision for loan losses.........       19,763         377          918                             21,058
                                     ----------   ---------   ----------        ---------        ----------
  Net interest income after
    provision for loan losses.....      215,931      20,608       34,026                            270,565
Other income......................       68,517       1,699        5,133                             75,349
Other expenses....................      227,779      13,367       19,781                            260,928
                                     ----------   ---------   ----------        ---------        ----------
  Income before income taxes &
    extraordinary item............       56,669       8,940       19,378                             84,986
Federal income taxes..............       30,950       3,334        6,853                             41,136
                                     ----------   ---------   ----------        ---------        ----------
  Net income......................   $   25,719(9) $   5,606  $   12,525                         $   43,850(9)
                                     ==========   =========   ==========        =========        ==========
Adjustments to net income to
  calculate:
  Basic net income................                                (1,786)                            (1,786)
  Diluted net income..............                      391                                             391
Per share data:
Net income -- basic(9)............   $     0.38   $    0.78   $     1.30                         $     0.49
Net income -- diluted(9)..........   $     0.38   $    0.70   $     1.08                         $     0.48
Average common shares
  outstanding -- basic............   66,908,906   7,169,640    8,286,052        1,200,000        85,395,211(7)
Average common shares
  outstanding -- diluted..........   67,138,260   8,514,312   11,559,897        1,200,000        91,136,747(7)



See accompanying notes to pro forma condensed combined financial information.

         NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



                                  (UNAUDITED)



NOTE 1



     Pursuant to their respective merger agreements and consistent with generally accepted accounting principles, FirstMerit, Security First and Signal expect that costs incurred to effect the mergers, which would include transaction costs of the mergers and costs to combine operations, will be deducted in determining net income in the period in which they are incurred. Adjustments to conform the accounting policies of the entities are reflected in these Pro Forma Condensed Combined Financial Statements (Unaudited) and are discussed in these notes. The pro forma financial statements do not give effect to any cost savings which may be realized in connection with the consolidation of the respective operations of FirstMerit, Security First and Signal.



     Transaction costs of the mergers and costs to combine operations are expected to approximate $67.3 million on a pre-tax basis. The Pro Forma Condensed Combined Statements of Income (Unaudited) do not reflect these charges. The Pro Forma Condensed Combined Balance Sheet (Unaudited) reflects these charges at that amount. It is anticipated that these charges will be incurred and recognized by FirstMerit, Security First and Signal and substantially paid by the first quarter of 1999. The following table provides details of the estimated charges by type of cost:



                                                                 ESTIMATED RANGE OF COSTS
                                                          ---------------------------------------
                                                          SECURITY            PRE-TAX    POST-TAX
                     TYPES OF COSTS                        FIRST     SIGNAL   COMBINED   COMBINED
                     --------------                       --------   ------   --------   --------
                                                                       (IN MILLIONS)
Severance and relocation................................   $ 1.0     $ 5.7     $ 6.7      $ 4.4
Allowance for loan losses...............................     7.3      16.8      24.1       15.7
Professional fees.......................................     4.0      10.0      14.0        9.1
Branch closings and real estate transactions............     2.0       8.6      10.6        6.9
Systems.................................................      .3       3.7       4.0        2.6
Other...................................................      .5       7.4       7.9        5.0
                                                           -----     -----     -----      -----
                                                           $15.1     $52.2     $67.3      $43.7
                                                           =====     =====     =====      =====



NOTE 2



     This adjustment reflects the issuance of 1.2 million shares of FirstMerit Common Stock in conjunction with the Offering. The share price used for total proceeds was $22.41 which includes estimated underwriting discounts, commissions and Offering expenses payable by FirstMerit. These shares were reissued out of Treasury Stock at their approximate LIFO value of $16.235 per share.



NOTE 3



     These reclassifications conform the acquired entities' capital structures to that of FirstMerit.

NOTE 4

     The purchase accounting adjustments related to the CoBancorp Merger reflected in the Pro Forma Condensed Combined Statements of Income (Unaudited) are summarized as follows:

                                                      PERIOD FROM
                                                    JANUARY 1, 1998
                                                        THROUGH
                                    AMORTIZATION     MAY 22, 1998     SIX MONTHS ENDED       YEAR ENDED
                                       PERIOD       (CONSUMMATION)     JUNE 30, 1997     DECEMBER 31, 1997
                                    -------------   ---------------   ----------------   ------------------
Interest Income
  Amortization of investment
     securities adjustment........     3 years          $   (48)          $   (61)            $  (121)
  Amortization of loan portfolio
     adjustment...................     7 years              603               768               1,536
Interest Expense
  Amortization of deposit
     liabilities adjustment.......     3 years           (1,283)           (1,635)             (3,269)
  Imputed interest to fund cash
     component of purchase
     price........................                       (1,079)           (1,375)             (2,750)
Other Expenses
  Amortization of incremental
     intangibles..................  10 & 25 years        (2,437)           (3,106)             (6,212)
  Amortization of fixed asset
     adjustments..................    10 years             (374)             (477)               (954)
Federal tax benefit of pro forma
  adjustments.....................                        1,616             2,060               4,120
                                                        -------           -------             -------
Net decrease to pro forma combined
  net income......................                      $(3,002)          $(3,826)            $(7,650)
                                                        =======           =======             =======

NOTE 5

     Income tax expense on pro forma adjustments is reflected using a 35.0% tax rate.

NOTE 6

     As permitted by the Agreement of Affiliation and Plan of Merger and for purposes of the pro forma calculations, 70% of CoBancorp shares of common stock were converted at an exchange rate of 1.586 shares of FirstMerit Common Stock for each share of CoBancorp common stock.

NOTE 7

     For purposes of the pro forma calculations, (i) all Security First shares of common stock were converted at a fixed exchange ratio of 0.8855 shares of FirstMerit Common Stock, and (ii) all Signal shares of common stock were converted at a fixed exchange ratio of 1.32 shares of FirstMerit Common Stock.

NOTE 8

     The Pro Forma Condensed Combined net income and Pro Forma Condensed Combined net income per basic and diluted share excludes $724,000 of extraordinary expenses (net of tax) for merger related costs included in the December 31, 1997 CoBancorp financial statements.

NOTE 9

     The Pro Forma Condensed Combined net income and Pro Forma Condensed Combined net income per basic and diluted share excludes $5.6 million of extraordinary income (net of tax) on the disposition of assets after business acquisition included in the December 31, 1995 FirstMerit financial statements.

                                  UNDERWRITING

     Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each of the underwriters (the "Underwriters") named below has severally agreed to purchase, and FirstMerit has agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.

                    NAME OF UNDERWRITER                         NUMBER OF SHARES
                    -------------------                         ----------------
McDonald & Company Securities, Inc. ........................
Keefe, Bruyette & Woods, Inc. ..............................
                                                                    --------
                                                                    ========

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby if any such shares are taken.

     The Underwriters propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price which represents a concession
not in excess of $               per share under the public offering price. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $               per share to certain other dealers. After the initial
offering of shares to the public, the public offering price and such concessions may be changed by the Underwriters.

     The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal or cancellation of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of the shares of Common Stock.

     FirstMerit has granted to the Underwriters an option, exercisable at any time during the 30-day period from the date of this Prospectus, to purchase up to an aggregate of 180,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares proportionate to such Underwriter's initial amount reflected in the preceding table.

     FirstMerit has agreed that it will not, without the prior written consent of McDonald & Company Securities, Inc., for a period of 90 days after the date of this Prospectus, offer, sell or contract to sell, or otherwise dispose of or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by FirstMerit or any affiliate of FirstMerit or any person in privity with FirstMerit or any affiliate of FirstMerit, directly or indirectly, including but not limited to officers and directors of FirstMerit or announce the offering of, any other shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock (except for the issuance of shares of Common Stock pursuant to existing stock option, purchase and compensation plans, or upon conversion of any currently outstanding convertible securities or the issuance of shares of Common Stock as consideration for the acquisition of one or more businesses including the acquisitions of Signal and Security First), or sell or grant options, rights or warrants with respect to any shares of Common Stock (other than the grant of options pursuant to existing stock option, purchase and compensation plans), otherwise than in accordance with the Underwriting Agreement or as contemplated in this Prospectus.

     FirstMerit and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids for and purchase of the Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.



     From time to time in the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged in and may in the future engage in commercial and/or investment banking transactions with FirstMerit and its affiliates.


                                 TRANSFER AGENT

     FirstMerit's transfer agent is FirstMerit Bank, N.A., Corporate Trust Department, 121 South Main Street, Suite 200, Akron, Ohio 44308-1444; telephone number (330) 384-7202.

                                 LEGAL MATTERS


     The validity of the shares of Common Stock offered hereby will be passed upon for FirstMerit by Brouse & McDowell, L.P.A., 500 First National Tower, Akron, Ohio 44308. Philip A. Lloyd II is a shareholder of Brouse & McDowell, L.P.A., and a director of FirstMerit. Kevin C. O'Neil is a shareholder of Brouse & McDowell, L.P.A. Due to their involvement in this transaction, Messrs. Lloyd and O'Neil are required to disclose their beneficial ownership of shares of FirstMerit Common Stock, which is approximately 331,643 and 3,022 shares, respectively. Certain matters will be passed upon for the Underwriters by Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street, Columbus, Ohio 43216.


                                    EXPERTS


     The consolidated financial statements of FirstMerit incorporated in this Prospectus by reference to the FirstMerit Annual Report on Form 10-K for the year ended December 31, 1997, as amended by the Form 10-K/A, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The consolidated financial statements of Signal as of December 31, 1997 and 1996, and for the years then ended have been incorporated by reference in this Prospectus in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.



     The consolidated financial statements of Signal (fka FirstFederal Financial Services Corp.) for the year ended December 31, 1995 (which are included in the consolidated restated financial statements of Signal for the same period) have been incorporated by reference in this Prospectus in reliance on the report of Deloitte & Touche LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.



     The consolidated financial statements of First Shenango Bancorp, Inc. as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 (which are included in the consolidated restated financial statements of Signal for the same periods), have been incorporated by reference in this Prospectus in reliance upon the report of Ernst & Young LLP, independent auditors given on the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements of Security First as of March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998, incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, and stated in their report, appearing in Appendix C to Part 1 of Registration Statement No. 333-57439 on Form S-4 of FirstMerit Corporation filed on June 22, 1998 which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

------------------------------------------------------------
------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRSTMERIT OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information......................    3
Incorporation of Certain Documents by
  Reference................................    3
Forward-Looking Statements.................    4
Prospectus Summary.........................    5
Business of FirstMerit.....................    7
Use of Proceeds............................   10
Market Price and Dividend Information......   10
Capitalization.............................   11
Selected Consolidated Financial Data.......   12
Historical Financial Data..................   16
Comparative Per Share Data (Unaudited).....   17
Pro Forma Financial Information............   18
Underwriting...............................   27
Transfer Agent.............................   28
Legal Matters..............................   28
Experts....................................   28

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                                      LOGO
                                      LOGO

                                1,200,000 SHARES
                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------
                               MCDONALD & COMPANY
                                SECURITIES, INC.

                         KEEFE, BRUYETTE & WOODS, INC.
                              September    , 1998

------------------------------------------------------------
------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemized statement of expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:


Commission registration fees................................  $     9,720
Nasdaq National Market listing fee..........................       17,500
NASD filing fee.............................................        3,795
Blue Sky fees and expenses..................................        5,000*
Printing and engraving expenses.............................       80,000*
Transfer agent and registrar fee and expenses...............            *
Attorneys fees and expenses.................................       25,000*
Accounting fees and expenses................................       50,000*
Miscellaneous...............................................        1,000*
                                                              -----------
          Total.............................................             *
                                                              ===========


---------------


* Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Article Sixth of the Amended and Restated Articles of Incorporation of FirstMerit, FirstMerit may indemnify any director or officer, any former director or officer of FirstMerit and any person who is or has served at the request of FirstMerit as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by applicable law, as the same may be in effect from time to time. The indemnification provided for therein is not deemed to restrict the right of FirstMerit to (i) indemnify employees, agents and others as permitted by such law, (ii) purchase and maintain insurance or provide similar protection on behalf of directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to FirstMerit, and (iii) enter into agreements with such directors, officers, employees, agents or others indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against them or incurred by them arising out of their service to FirstMerit.

     The rights provided in Article Sixth are in addition to any rights provided by contract or as a matter of law. Ohio Revised Code Section 1701.13(E) includes indemnification provisions similar to Article Sixth. Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets. In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding.

     Section 1701.13(E) further authorizes a corporation to enter into contracts regarding indemnification and to purchase and maintain insurance on behalf of any director, trustee, officer, employee or agent for any liability asserted against him or arising out of his status as such. FirstMerit presently has contracts with each of its directors and key officers and maintains insurance for the benefit of persons entitled to indemnification.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                          DOCUMENT                              EXHIBIT
                          --------                              -------
Form of Underwriting Agreement..............................        1*
Opinion of Brouse & McDowell, L.P.A.........................        5
Consent of Brouse & McDowell, L.P.A. (included in Exhibit
  5)........................................................       23(a)
Consent of PricewaterhouseCoopers LLP ......................       23(b)
Consent of KPMG Peat Marwick LLP............................       23(c)
Consent of Deloitte & Touche LLP............................       23(d)
Consent of Deloitte & Touche LLP............................       23(e)
Consent of Ernst & Young LLP................................       23(f)
Power of Attorney...........................................       24

---------------

 * To be provided by amendment.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 31st day of August, 1998.

                                          FirstMerit Corporation

                                          By: /s/ John R. Cochran
                                            ------------------------------------
                                            John R. Cochran, Chairman and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed on the 31st day of August, 1998, by the following persons (including a majority of the Board of Directors of the registrant) in the capacities indicated.

                       SIGNATURE                                               TITLE
                       ---------                                               -----
/s/ John R. Cochran                                         Chairman and Chief Executive Officer
------------------------------------------------------      (Principal Executive Officer) and Director
John R. Cochran

/s/ Jack R. Gravo                                           Executive Vice President, Finance and
------------------------------------------------------      Administration (Principal Financial Officer
Jack R. Gravo                                               and Principal Accounting Officer)

Karen S. Belden*                                            Director
------------------------------------------------------
Karen S. Belden

R. Cary Blair*                                              Director
------------------------------------------------------
R. Cary Blair

John C. Blickle*                                            Director
------------------------------------------------------
John C. Blickle

                                                            Director
------------------------------------------------------
Sid A. Bostic

Robert W. Briggs*                                           Director
------------------------------------------------------
Robert W. Briggs

Richard Colella*                                            Director
------------------------------------------------------
Richard Colella

Elizabeth A. Dalton*                                        Director
------------------------------------------------------
Elizabeth A. Dalton

Terry L. Haines*                                            Director
------------------------------------------------------
Terry L. Haines

Clifford J. Isroff*                                         Director
------------------------------------------------------
Clifford J. Isroff

Philip A. Lloyd II*                                         Director
------------------------------------------------------
Philip A. Lloyd II

Robert G. Merzweiler*                                       Director
------------------------------------------------------
Robert G. Merzweiler

Stephen E. Myers*                                           Director
------------------------------------------------------
Stephen E. Myers

Roger T. Read*                                              Director
------------------------------------------------------
Roger T. Read

Justin T. Rogers, Jr.*                                      Director
------------------------------------------------------
Justin T. Rogers, Jr.

Richard N. Seaman*                                          Director
------------------------------------------------------
Richard N. Seaman

                                                            Director
------------------------------------------------------
Jerry M. Wolf

     * The undersigned, by signing his name hereto, does sign and execute this registration statement on behalf of each of the indicated officers and directors of FirstMerit Corporation pursuant to a Power of Attorney executed by each such officer and director and filed with this registration statement.

                                          /s/  Kevin C. O'Neil

                                          --------------------------------------
                                          Kevin C. O'Neil, Attorney-in-Fact
                                          August 31, 1998

                                 EXHIBIT INDEX

                              DOCUMENT                            EXHIBIT
                              --------                            -------

    Form of Underwriting Agreement..............................     1*

    Opinion of Brouse & McDowell, L.P.A.........................     5

    Consent of Brouse & McDowell, L.P.A.(included in Exhibit
      5)........................................................    23(a)

    Consent of PricewaterhouseCoopers LLP ......................    23(b)

    Consent of KPMG Peat Marwick LLP............................    23(c)

    Consent of Deloitte & Touche LLP............................    23(d)

    Consent of Deloitte & Touche LLP............................    23(e)

    Consent of Ernst & Young LLP................................    23(f)

    Power of Attorney...........................................    24

---------------
* To be filed by amendment.